Exhibit 5.1
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
320 South Boston Avenue, Suite 200
Tulsa, OK 74103-3706
Telephone: (918) 594-0400
Facsimile: (918) 594-0505
October 14, 2009
Syntroleum Corporation
5416 S. Yale, Suite 400
Tulsa, Oklahoma 74135
Re:	Syntroleum Corporation; Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Syntroleum Corporation, a Delaware corporation (the “Company”), and are rendering this opinion in connection with a prospectus supplement, dated October 14, 2009 (the “Prospectus Supplement”), relating to the Company’s Registration Statement on Form S-3 (File No. 333-157879)(the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) an initial offering of (a) 1,513,833 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), (b) a warrant representing rights to purchase 1,892,291 shares of the Company’s common stock (the “Warrant”), and (c) 1,892,291 shares of the Company’s common stock issuable upon exercise of the Warrant (the “Warrant Shares”); and (ii) two subsequent offerings of (a) up to an additional 3,027,665 shares of the Company’s common stock, par value $.01 per share (the “Subsequent Closing Common Stock”), (b) warrants representing rights to purchase up to 125% of the Subsequent Closing Common Stock purchased (the “Subsequent Closing Warrants”) and (c) the shares of the Company’s common stock issuable upon exercise of the Subsequent Closing Warrants (the “Subsequent Closing Warrant Shares”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus Supplement, (ii) the Common Stock Purchase Warrant filed as Exhibit 10.89 to the Current Report on Form 8-K of the Company filed on October 14, 2009, (iii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, the truthfulness of all statements of fact contained therein, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

Syntroleum Corporation
October 14, 2009

Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of Oklahoma, and to the limited extent set forth herein, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect, and have made such inquiries as we considered necessary to render our opinion. Further, we note that the Warrant and Subsequent Closing Warrants are governed by the laws of the State of Delaware. Accordingly, in rendering the opinion expressed below, to the extent that the laws of the State of Delaware (other than the DGCL) govern the matters as to which such opinion is expressed, we have relied solely upon the opinion of Richards, Layton & Finger, P.A. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, we are of the opinion that (i) the Common Stock and the Subsequent Closing Common Stock, when sold in accordance with the Registration Statement and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrant and Subsequent Closing Warrants, respectively, have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, the Warrant and Subsequent Closing Warrants, respectively, when issued and sold as contemplated in the Registration Statement and the Prospectus Supplement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (iii) the Warrant Shares and the Subsequent Closing Warrant Shares, when issued and delivered upon exercise of the Warrant and the Subsequent Closing Warrants, respectively, in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

Syntroleum Corporation
October 14, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Opinions” in the Prospectus Supplement constituting part of the Registration Statement.
Very truly yours,
/s/ Hall, Estill, Hardwick, Gable,
Golden & Nelson, P.C.